Exhibit 99.1
Kenvue Inc.
Long-Term Incentive Plan
1.PURPOSES.
The purposes of the Plan are to provide long-term incentives to those employees, non-employee directors, independent contractors and consultants with responsibility for the success and growth of the Corporation and its Subsidiaries and Affiliates, to align more closely the interests of such persons with those of the Corporation’s shareholders, to assist in recruiting, retaining and motivating a diverse and talented group of such persons on a competitive basis and to help promote a pay-for-performance linkage for such persons.
2.DEFINITIONS.
For purposes of the Plan:
“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
“Administrator” means the Administrator of the Plan in accordance with Section 3 hereof.
“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by or under common control with another such entity.
“Authorized Party” has the meaning set forth in Section 3(d) hereof.
“Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Restricted Share Units, Performance Share Units, Other Stock-Based Awards or Cash Awards.
“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Administrator setting forth the terms of an Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Corporation (or an authorized representative of the Corporation) or certificates, notices or other instruments as approved by the Administrator.
“Board” means the Board of Directors of the Corporation.
“Cash Awards” means an award granted pursuant to the Plan payable solely in cash, described in Section 7(e) hereof.

“Cause” means (a) the definition of “Cause” (or words of similar import) set forth in the Award Agreement governing the terms of the applicable Award or the Individual Agreement entered into with the holder of the applicable Award and in effect at the time of the termination of the Participant’s service relationship or (b) if there is no such Individual Agreement or such term is not defined therein or in the applicable Award Agreement, the Participant’s: (i) conviction for, or a plea of nolo contendere to, the commission of a felony under federal or state law; or (ii) any act by the Participant that, in the Corporation’s opinion, constitutes fraud, embezzlement, dishonesty, disclosure of confidential information, the willful and deliberate failure to perform the Participant’s employment or service duties in any material respect, a conflict of interest, a violation of the non-competition obligations set forth in the applicable Award Agreement or any other applicable non-competition, non-solicitation or confidentiality agreement or obligation between the Participant and the Corporation or any of its Subsidiaries or Affiliates, a violation of any standards of conduct policies or other policies of the Corporation or any of its Subsidiaries and Affiliates to which the Participant is subject or any other event that is inimical or contrary to the best interests of the Corporation and any of its Subsidiaries and Affiliates. Any determination of “Cause” shall be made by the Administrator in its sole discretion, and its determination shall be final and binding.
“Change in Capitalization” has the meaning set forth in Section 10 hereof.
“Change of Control” means any of the following:
(a)the consummation of (i) a merger, consolidation, statutory share exchange or similar form of transaction involving (A) the Corporation or (B) any of its Subsidiaries, but in the case of this clause (B), only if Corporation Voting Securities (as defined below) are issued or issuable (a “Reorganization”) or (ii) the sale, transfer or other similar disposition of all or substantially all the assets of the Corporation to any Person or Persons (other than (A) any disposition to an Affiliate of the Corporation or (B) any dividend or distribution of assets (including the stock of any Affiliate) to the shareholders of the Corporation) (a “Sale”), unless immediately following such Reorganization or Sale, all of the following apply: (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Corporation Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Corporation or all or substantially all the Corporation’s assets either directly or through one or more Subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Corporation Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Corporation or any of its Subsidiaries); (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any entity controlled by the Continuing Corporation) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then-outstanding voting securities of the Continuing Corporation; and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors (as defined below) at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(b)any Person, corporation or other entity (other than (i) the Corporation or (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation Voting Securities; provided, however, that for purposes of this paragraph (b), the following acquisitions shall not constitute a Change of Control: any acquisition (A) directly from the Corporation; (B) by an underwriter temporarily holding such Corporation Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Corporation Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation; or (C) pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of paragraph (a) above;
(c)the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation, unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (a) above that does not otherwise constitute a Change of Control; or
(d)during any period of 24 consecutive calendar months, individuals who constituted the Board on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority thereof; provided that any person becoming a member of the Board subsequent to the first day of such period whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director; provided further, however, that no such individual shall be an Incumbent Director if such individual’s initial assumption of office occurs as a result of, or in connection with, (i) an actual or threatened proxy contest with respect to the election or removal of Incumbent Directors, (ii) actual or threatened solicitation of proxies or consents by or on behalf of any person or persons (whether or not acting in concert) other than the Board or (iii) agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
“Committee” means the Compensation & Human Capital Committee of the Board (or any successor committee), or such other committee designated by the Board to administer the Plan pursuant to Section 3 hereof.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
“Corporation” means Kenvue Inc., a Delaware corporation, or any successor thereto.
“Disability” means, unless otherwise determined by the Corporation or as set forth in an Award Agreement, a termination of a Participant’s employment or service with the Corporation or any Subsidiary or Affiliate thereof, accompanied by a change in status to “disabled” in accordance with the personnel and/or human resources policy of the Corporation.
“Dividend Equivalent” means, on any dividend record date, an amount equal in value to the dividend on one share of Common Stock as declared by the Board with respect to such record date.
“Effective Date” has the meaning set forth in Section 18(a) hereof.
“Eligible Participants” means any Non-Employee Directors and any current or future employees, independent contractors and consultants of the Corporation or any of its Subsidiaries and Affiliates.
“Fair Market Value” on any date means, unless otherwise determined by the Administrator, (a) for purposes of determining the Fair Market Value of a share of Common Stock on the date an Option or SAR is granted, the closing sales price, on such date, of a share of Common Stock on the principal securities exchange on which shares of Common Stock are traded or, if there are no sales on such date, then the closing sales prices of a share of Common Stock on the last preceding date for which there was a sale of a share of Common Stock on such exchange and (b) for all other purposes under the Plan, the closing sales price, on the last preceding date for which there was a sale of a share of Common Stock on the principal securities exchange on which shares of Common Stock are traded, of a share of Common Stock on such exchange. If, as of any date, the shares of Common Stock are not listed on a securities exchange, then the Fair Market Value shall be determined by the Board in good faith using any reasonable method of valuation (and, to the extent necessary or advisable, in a manner consistent with Section 409A of the Code), which determination shall be conclusive and binding on all interested parties.
“Fiscal Year” means the fiscal year of the Corporation.
“Good Reason” means (a) the definition of “Good Reason” (or words of similar import) set forth in the Award Agreement governing the terms of the applicable Award or the Individual Agreement entered into with the holder of the applicable Award and in effect at the time of the termination of the Participant’s service relationship or (b) if there is no such Individual Agreement or such term is not defined therein or in the applicable Award Agreement, “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Award.

“Individual Agreement” means, as to any Participant, any employment, offer letter, independent contractor, consultant or other agreement with respect to the Participant’s service relationship entered into between the Participant and the Corporation or any of its Affiliates.
“ISO” or “Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
“Non-Employee Director” means, on any date, a member of the Board who is not an employee of the Corporation or any of its Subsidiaries or Affiliates on such date.
“NQSO” means an Option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
“Option” means the right, granted pursuant to the Plan, to purchase shares of Common Stock at a specified price per share for a specified period of time.
“Option Exercise Price” means the purchase price per share of Common Stock covered by an Option.
“Other Stock-Based Award” means an award granted pursuant to the Plan valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, described in Section 7(d) hereof.
“Participant” means an Eligible Participant who has received an Award under the Plan.
“Performance Criteria” means the criteria set forth in Section 8(b) hereof.
“Performance Period” means the period established by the Administrator for which the achievement of performance goals is assessed.
“Performance Shares” means an award of shares of Common Stock granted pursuant to the Plan, described in Section 7(c)(iii) hereof.
“Performance Share Units” means an award granted pursuant to the Plan, described in Section 7(c)(v) hereof, of an amount, payable in cash, shares of Common Stock or a combination thereof, as determined by the Administrator, based on the value of a specified number of shares of Common Stock.
“Person” means a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the Act.
“Plan” means this Kenvue Inc. Long-Term Incentive Plan, as set forth herein and as may be amended and/or restated from time to time.

“Restricted Shares” means an award of shares of Common Stock granted pursuant to the Plan, described in Section 7(c)(ii) hereof.
“Restricted Share Units” means an award granted pursuant to the Plan, described in Section 7(c)(iv) hereof, of an amount, payable in cash, shares of Common Stock or a combination thereof, as determined by the Administrator, based on the value of a specified number of shares of Common Stock.
“Restriction Period” means the period during which any restrictions on transferability established by the Administrator remain in effect. Such restrictions, if any, shall remain in effect until such time as they have lapsed in accordance with the terms and conditions of the Awards or as otherwise determined by the Administrator.
“Specified Converted Award” means equity or equity-based awards originally granted under the long-term incentive plans of Johnson & Johnson that were converted into Awards with respect to shares of Common Stock pursuant to the Employee Matters Agreement, by and between Johnson & Johnson and the Corporation, dated as of May 3, 2023, as may be amended from time to time.
“Stock Appreciation Rights” or “SARs” means an award granted pursuant to the Plan, described in Section 7(b) hereof, of the right to receive a payment equal to the excess (if any) of (a) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are exercised over (b) the exercise price per share of Common Stock established for such Stock Appreciation Rights at the time of grant (the “SAR Exercise Price”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised.
“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
“Substitute Awards” means Awards granted or shares of Common Stock issued by the Corporation (a) in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any of its Subsidiaries or Affiliates or with which the Corporation or any of its Subsidiaries or Affiliates combines or (b) pursuant to any Specified Converted Award.
3.ADMINISTRATION OF THE PLAN.
(a)Administrator of the Plan. The Plan shall be administered by the Administrator, which shall be the Committee or, in the absence of the Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

(b)Authority of the Administrator. Subject to the express provisions of the Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including the authority:
•to select the persons to be granted Awards under the Plan;
•to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;
•to grant Awards to Participants and determine the terms and conditions thereof, including the timing, type, size or applicable exercise or purchase price, if any, with respect to Awards, and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or service, the satisfaction of performance goals, the occurrence of certain events or other factors, and other terms and conditions of Awards;
•to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Awards;
•to determine whether an Award shall be evidenced by an Award Agreement and, if so, to prescribe and amend the terms and conditions of such Award Agreement (which shall not be inconsistent with the Plan) and determine who must be the parties to such Award Agreement;
•to determine the terms or form of any document or notice required to be delivered to the Corporation by Participants under the Plan;
•to determine if, when and under what conditions payment of all or any part of an Award shall be deferred;
•to determine the guidelines and/or procedures for the payment or exercise of Awards;
•to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;
•to determine the extent to which adjustments are required pursuant to Section 10 hereof;
•to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances, for compliance with applicable law and for the benefit of the Corporation;

•to approve corrections in the documentation or administration of any Award; and
•to make all other determinations deemed necessary or advisable for the administration of the Plan.
(c)Determinations by the Administrator. All decisions, determinations, interpretations and actions taken by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of, or operation of, any Award granted hereunder, shall be conclusive and binding on all parties concerned, including the Corporation, its shareholders, all Eligible Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including the recommendations or advice of any officer or other employee of the Corporation and such attorneys, consultants and accountants as it may select.
(d)Delegation of Authority. To the extent not prohibited by law, the Administrator may delegate its authority hereunder to one or more of its members or other persons (each, an “Authorized Party”), except that no such delegation to other persons shall be permitted with respect to Awards to Eligible Participants who are subject to Section 16 of the Act. Any Authorized Party to whom the Administrator delegates its authority pursuant to this Section 3(d) shall not be permitted to use such authority to grant Awards to itself.
(e)Execution of Documents and Provision of Assistance. The Administrator may designate employees of the Corporation or any of its Subsidiaries or Affiliates to execute documents on behalf of the Administrator or otherwise to assist the Administrator in the administration and operation of the Plan.
(f)Uniformity Not Required. The terms and conditions that apply to Awards (including but not limited to an Award Agreement) need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant or among all Awards granted at the same time.
4.ELIGIBILITY.
Subject to the terms and conditions of the Plan, the Administrator may, from time to time, select from all Eligible Participants those to whom Awards shall be granted under Section 7 hereof. Options intended to qualify as ISOs may only be granted to employees of the Corporation or any of its Subsidiaries, as selected by the Administrator.
5.SHARES OF COMMON STOCK SUBJECT TO THE PLAN.
(a)Aggregate Limit. Subject to the provisions of Section 10 hereof, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 188,897,256.

(b)Issuance of Shares.
(i)For purposes of Section 5(a) hereof, the aggregate number of shares of Common Stock issued under the Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock not issued under an Award, including those subject to Awards that have been canceled, expired, forfeited (including forfeited Restricted Shares and Performance Shares), and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under the Plan.
(ii)Shares of Common Stock that were subject to an Award other than an Option or Stock Appreciation Right that are withheld by the Corporation to pay the withholding taxes related to the Award will not be added back to the aggregate number of shares of Common Stock available for issuance.
(iii)The following shares of Common Stock will not be added back to the aggregate number of shares of Common Stock available for issuance: (A) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right and not issued upon the net settlement or net exercise of such Stock Appreciation Right, (B) shares of Common Stock delivered to or withheld by the Corporation to pay an Option Exercise Price, (C) shares of Common Stock delivered to or withheld by the Corporation to pay the withholding taxes related to an Option or Stock Appreciation Right or (D) shares of Common Stock repurchased on the open market with cash proceeds from the exercise of an Option.
(c)Shares to Be Issued. The source of shares of Common Stock to be issued by the Corporation under the Plan shall be determined by the Administrator and may consist in whole or in part of authorized but unissued shares, treasury shares or shares acquired on the open market.
(d)Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to an Eligible Participant in any Fiscal Year.
6.AWARD LIMITATIONS.
(a)Minimum Vesting Requirement. Any Option, Stock Appreciation Right, Restricted Share, Performance Share, Restricted Share Unit, Performance Share Unit or Other Stock-Based Award granted under the Plan (other than such Awards representing a maximum of five percent (5%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 5(a) hereof, subject to adjustment in accordance with Section 10 hereof) shall be granted subject to a minimum vesting period of 12 months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date. Notwithstanding the foregoing, the Administrator may accelerate the vesting of Awards prior to the first anniversary of the applicable grant date (i) due to the Participant’s death, Disability, retirement, leave of absence or termination of employment or service, or upon a divestiture, reduction in force or sale or disposition of a Subsidiary or division or any other similar event, in each case as determined by the Administrator, (ii) as provided in Section 11 hereof or (iii) in connection with the grant of a Substitute Award in replacement of an award scheduled to vest within 12 months following the date of grant of such Substitute Award.
(b)Director Compensation Limit. No Eligible Participant who is a Non-Employee Director shall be paid or granted, in any single Fiscal Year, cash compensation and equity awards (including any Awards) with an aggregate value greater than $800,000 (calculating the value of any Awards based on the grant date fair value of such Awards for the Corporation’s financial reporting purposes). The Administrator may make exceptions to increase such limit to $1,000,000 for an individual Non-Employee Director in extraordinary circumstances, such as where a Non-Employee Director serves as the non-executive chairman of the Board or lead independent director or as a member of a special litigation or transactions committee of the Board, as the Administrator may determine in its sole discretion; provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.
(c)Incentive Stock Option Limit. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall not exceed 188,897,256, which number shall be calculated and adjusted pursuant to Section 10 hereof only to the extent that such calculation or adjustment shall not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code.
7.AWARDS TO ELIGIBLE PARTICIPANTS.
(a)Options.
(i)Grants. Subject to the terms and conditions of the Plan, Options may be granted to Eligible Participants. Options may consist of ISOs or NQSOs, as the Administrator shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs shall result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.
(ii)Option Exercise Price. The Option Exercise Price shall be equal to or greater than the Fair Market Value of a share of

Common Stock on the date the Option is granted, unless the Option was granted as a Substitute Award.
(iii)Term. The term of each Option shall be determined by the Administrator in its sole discretion, but in no event shall the term exceed ten years from the date of grant.
(iv)ISO Limits. ISOs may be granted only to Eligible Participants who are employees of the Corporation (or of any Subsidiary or any joint venture operation or joint venture partner of the Corporation or its Subsidiaries) on the date of grant. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Corporation (or of any parent (within the meaning of Section 424 of the Code) or Subsidiary of the Corporation)) shall not exceed $100,000 or such other amount as may be subsequently specified by the Code and/or applicable regulations; provided that if such limitation is exceeded, any Options in excess of such limitation shall be deemed to be NQSOs. ISOs shall contain such other provisions as the Administrator shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Section 422 of the Code. All ISOs must be granted within ten years from the date the Plan was last approved by the Corporation’s shareholders. If ISOs are granted to an Eligible Participant who owns shares of Common Stock of the Corporation representing more than 10% of the voting power of all classes of shares of the Corporation or of any Subsidiary, the term of each ISO shall not exceed five years from the date of grant of such ISO and the Option Exercise Price shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such ISO on the date of grant.
(v)No Repricing. Except for adjustments made pursuant to Section 10 hereof, the Option Exercise Price under any outstanding Option may not be decreased after the date of grant, nor may any outstanding Option with an Option Exercise Price in excess of Fair Market Value be surrendered to the Corporation as consideration for cash, the grant of a new Option with a lower Option Exercise Price or the grant of another Award, in each case, without the approval of the Corporation’s shareholders.

(vi)Payment. When an Option is exercised, the Option Exercise Price shall be payable to the Corporation in full:
(A)In cash or its equivalent;
(B)In shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price in respect of the shares of Common Stock subject to such exercise, including by an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an Option, the delivery of previously owned shares of Common Stock or the withholding of shares otherwise deliverable upon such exercise;
(C)By a combination of (A) and (B); or
(D)In such other form as permitted by the Administrator.
(vii)Termination of Employment or Service. Upon termination of a Participant’s employment or service, the Participant’s rights to exercise an Option then held shall be as set forth in the applicable Award Agreement or as otherwise determined by the Administrator.
(b)Stock Appreciation Rights.
(i)Grants. Subject to the terms and conditions of the Plan, SARs may be granted to Eligible Participants. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs shall result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.
(ii)SAR Exercise Price. The SAR Exercise Price shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the SAR was granted, unless the SAR was granted as a Substitute Award.
(iii)Term. The term of each SAR shall be determined by the Administrator in its sole discretion, but in no event shall the term exceed 10 years from the date of grant.
(iv)No Repricing. Except for adjustments made pursuant to Section 10 hereof, the SAR Exercise Price under any outstanding SAR may not be decreased after the date of grant, nor may any outstanding SAR with a SAR Exercise Price in excess of Fair Market Value be surrendered to the Corporation as consideration for cash, the grant of a new SAR with a lower SAR Exercise Price or the grant of another Award, in each case, without the approval of the Corporation’s shareholders.
(v)Settlement of SARs. SARs may be settled in the form of cash, shares of Common Stock or a combination thereof, as determined by the Administrator.
(vi)Termination of Employment or Service. Upon termination of a Participant’s employment or service, the Participant’s rights to exercise a SAR then held shall be as set forth in the applicable Award Agreement or as otherwise determined by the Administrator.
(c)Restricted Shares/Restricted Share Units and Performance Shares/Performance Share Units.
(i)Grants. Subject to the terms and conditions of the Plan, Restricted Shares, Performance Shares, Restricted Share Units, and/or Performance Share Units may be granted to Eligible Participants.
(ii)Restricted Shares. A Restricted Share is an award of a share of Common Stock that may be subject to such restrictions on transfer and such other terms and conditions as the Administrator may establish.
(iii)Performance Shares. A Performance Share is an award of a share of Common Stock, the grant, vesting, earning and/or settlement of which is conditioned on the achievement of one or more performance goals over a Performance Period, as determined by the Administrator, and which is subject to such restrictions on transfer and other terms and conditions as the Administrator may establish.
(iv)Restricted Share Units. A Restricted Share Unit is an award of a right to receive an amount based on the Fair Market Value of a share of Common Stock, subject to such terms and conditions as the Administrator may establish. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock or a combination thereof, as determined by the Administrator. Any person who holds Restricted Share Units shall have no ownership interest in the shares of Common Stock to which such Restricted Share Units relate until, unless and only to the extent that such Restricted Share Units are settled in shares of Common Stock.
(v)Performance Share Units. A Performance Share Unit is an award of a right to receive an amount based on the Fair Market Value of a share of Common Stock, the grant, vesting, earning and/or settlement of which is conditioned on the achievement of one or more performance goals over a Performance Period, as determined by the Administrator, and which is subject to such restrictions on transfer and other terms and conditions as the Administrator may establish. Performance Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination thereof, as determined by the Administrator. Any person who holds Performance Share Units shall have no ownership interest in the shares of Common Stock to which such Performance Share Units relate until, unless and only to the extent that such Performance Share Units are settled in shares of Common Stock.
(vi)Transfer Restrictions. During the Restriction Period, Restricted Shares and Performance Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares and Performance Shares, the Administrator may (A) cause “stop transfer” instructions to be issued and/or (B) cause a legend or legends to be placed on certificates (if any) evidencing such Awards, as the Administrator deems necessary or appropriate. Restricted Share Units and Performance Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered at any time.
(vii)Dividend Rights. Any right to receive dividends or distributions (including Dividend Equivalents) with respect to Restricted Share Units, Performance Share Units, Restricted Shares, Performance Shares or Other Stock-Based Awards shall be set forth in the applicable Award Agreement. To the extent that a right to receive dividends or distributions (including Dividend Equivalents) is provided in the applicable Award Agreement, the Administrator shall determine whether any such dividends or distributions (including Dividend Equivalents) shall be (A) automatically reinvested in additional

Awards of the same type that are subject to the same vesting conditions and restrictions on transferability as the Awards with respect to which they were distributed or (B) accrued and paid in cash at the same time (and to the extent) that the Awards with respect to which they were distributed are vested and/or settled, as applicable; provided that such dividends or distributions (including Dividend Equivalents) may not be paid currently on unvested Awards of any type.
(viii)Voting Rights. During the Restriction Period, Participants who hold Restricted Shares or Performance Shares shall have the right to vote such shares as the record owners thereof, and Participants who hold Restricted Share Units or Performance Share Units shall not have voting rights with respect to the underlying shares of Common Stock.
(ix)Evidence of Interest in Shares. Each Restricted Share and Performance Share issued pursuant to the Plan shall be evidenced by an interest in such Award, as applicable, registered in the name of the applicable Participant on the books and records of the Corporation or its designee (or by one or more physical certificates if physical certificates are issued with respect to such Award), subject, in any such case, to the transfer restrictions imposed by Section 7(c)(vi) hereof. If a Restricted Share or Performance Share is forfeited in accordance with the restrictions that apply to such Award, such interest or certificate, as the case may be, shall be canceled. At the end of the Restriction Period that applies to Restricted Shares and Performance Shares, the Corporation shall cause the applicable transfer restrictions to be removed with respect to any shares of Common Stock to which such Participant is then entitled. No interest shall be recorded (and no physical certificate shall be issued) with respect to a Restricted Share Unit or Performance Share Unit until, unless and only to the extent that such Award is settled in shares of Common Stock.
(d)Other Stock-Based Awards. Subject to the terms and conditions of the Plan, other forms of awards valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, including fully vested shares of Common Stock, may be granted to Eligible Participants either alone or in addition to other Awards under the Plan. The Administrator shall determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards and the manner in which such Other Stock-Based Awards shall be settled.

(e)Cash Awards. Subject to the terms and conditions of the Plan, Awards that are payable solely in cash may be granted to Eligible Participants. Any Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator. Cash Awards may be granted with value and payment contingent upon the achievement of performance goals, including Performance Criteria and other standards of financial performance and/or personal performance evaluations.
(f)General Terms and Conditions of Awards. The Administrator shall impose such terms, conditions and/or restrictions on any Awards granted pursuant to the Plan as it may deem advisable, including: a requirement that Participants pay a stipulated purchase price for each such Award; forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals (either as described in Section 8 hereof or otherwise); time-based restrictions on vesting; and/or restrictions under applicable federal or state securities laws. Notwithstanding anything herein to the contrary, the Administrator may provide for the satisfaction and/or lapse of all conditions under any Award granted under the Plan at any time, including in the event of the Participant’s death or Disability or other termination of employment or service.
8.PERFORMANCE GOALS.
(a)General. Subject to the terms and conditions of the Plan, the Administrator may establish performance goals and levels of achievement versus such goals that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of, or the amount payable pursuant to, an Award, which goals may be based on Performance Criteria or other standards of financial or non-financial performance and/or personal performance evaluations. The Administrator shall have the authority to make equitable adjustments to the performance goals, as may be determined by the Administrator, in its sole discretion.
(b)Performance Criteria. The term “Performance Criteria” shall mean any one or more performance measures, or derivations of such performance measures, either individually, alternatively or in any combination, described in terms of objectives that are related to the individual Participant or objectives that are Corporation-wide or related to a Subsidiary, division, department, region, function or business unit of the Corporation, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in its sole discretion, including one or more of the following non-exclusive criteria: (i) cash flow (before or after dividends); (ii) earnings (before or after taxes and including earnings before interest, taxes, depreciation and amortization); (iii) earnings per share; (iv) book value per share; (v) stock price; (vi) return on equity; (vii) total shareholder return; (viii) product quality measures; (ix) improvements on capital structure; (x) working capital; (xi) return on capital (including return on total capital or return on invested capital); (xii) return on assets or net assets; (xiii) return on investment; (xiv) return on sales; (xv) market capitalization; (xvi) economic value added; (xvii) sales growth; (xviii) productivity improvement; (xix) debt leverage (debt to capital); (xx) revenue; (xxi) income or net income;

(xxii) operating income; (xxiii) gross profit, operating profit or net operating profit; (xxiv) maintenance or improvement of operating margin or profit margin; (xxv) return on operating revenue; (xxvi) cash from operations; (xxvii) operating ratio; (xxviii) operating revenue; (xxix) market share; (xxx) product development or release schedules; (xxxi) new product innovation; (xxxii) economic profit; (xxxiii) profitability of an identifiable business unit or product; (xxxiv) product cost reduction through advanced technology; (xxxv) brand recognition/acceptance; (xxxvi) product ship targets; (xxxvii) cost reductions (including expense management); (xxxviii) customer service; (xxxix) customer satisfaction; or (xl) the sales of assets or Subsidiaries.
9.DEFERRED PAYMENTS AND NO DEFERRAL OF OPTION OR SAR GAINS.
Subject to the terms and conditions of the Plan, the Administrator may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Administrator may determine in its sole discretion. Notwithstanding the foregoing, deferral of Option or SAR gains shall not be permitted under the Plan, and in no event shall any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Administrator, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Corporation shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator.
10.CHANGE IN CAPITALIZATION, DILUTION AND OTHER ADJUSTMENTS.
In the event of any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination or exchange of shares, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), Change of Control or any other event or transaction that affects the number or kind of shares of Common Stock outstanding (a “Change in Capitalization”), the number and kind of shares of Common Stock available for issuance under the Plan (including under any Awards then outstanding), the number and kind of shares of Common Stock subject to the limits set forth in Sections 5 and 6 hereof and the terms of any outstanding Award (including the number and kind of shares of Common Stock subject to such Award, the price, vesting and other terms, including any performance goals and the identity of the “Corporation”) shall be equitably adjusted by the Administrator, and any such adjustment may, in the sole discretion of the Administrator, take the form of Awards covering more than one class of Common Stock. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Such adjustments shall be conclusive and binding for all purposes of the Plan. No fractional shares of Common Stock shall be issued pursuant to such an adjustment, and such adjustment need not be uniform as between different Awards or different types of Awards. Notwithstanding anything in this Section 10 to the contrary, an adjustment to an Option or SAR under this Section 10 shall be made in a manner that shall not result in the grant of a new Option or SAR under Section 409A of the Code. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate exercise price thereof, if any, or, in the case of an outstanding Option or SAR, establishing a date upon which such Award shall expire unless exercised prior thereto; provided, however, that if the exercise price of any outstanding Award is equal to or greater than the Fair Market Value of the share of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.
11.CHANGE OF CONTROL.
(a)Assumption Upon Change of Control; Accelerated Vesting Upon Certain Termination Events. Unless otherwise provided in the Award Agreement evidencing the applicable Award, in the event of a Change of Control, if the successor company assumes or substitutes for an outstanding Award (or in which the Corporation is the ultimate parent corporation and continues the Award), then such Award shall be continued in accordance with its applicable terms and vesting shall not be accelerated as described in Section 11(b) hereof. For the purposes of this Section 11(a), an Award shall be considered assumed or substituted for if, following the Change of Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of shares of Common Stock for each share of Common Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely Common Stock of the successor company, the Administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each share of Common Stock subject thereto, shall be solely common stock of the successor company or cash, in each case, substantially equal in value (determined as of the date of the Change of Control) to the per share consideration received by holders of shares of Common Stock in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, in the event of a Participant’s termination of employment or service with such successor company involuntarily without Cause or voluntarily by the Participant for Good Reason within two years following such Change of Control, the vesting of each Award held by such Participant at the time of the Change of Control shall be fully accelerated as of the date of such termination, with any applicable performance goals deemed achieved at the greater of target levels of achievement and actual levels of achievement (based on performance as of the date of the Change of Control, determined by the Administrator in its sole discretion at the time of the Change of Control), and, in the case of any Award other than Restricted Shares, Performance Shares, Options or SARs, settlement of such Award shall occur as soon as practicable, but in no event later than 60 days, following such vesting; provided that, unless otherwise provided in the applicable Award Agreement, if such Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such Award shall vest and cease to be forfeitable upon such termination but shall not be settled until the earliest permissible payment event under Section 409A of the Code following such termination. Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 11(a) to the extent such action would cause an Award not otherwise “deferred compensation” within the meaning of Section 409A of the Code to become “deferred compensation” within the meaning of Section 409A of the Code.
(b)Acceleration of Vesting Upon Change of Control. In the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for the assumption, substitution or continuation of an outstanding Award in accordance with Section 11(a) hereof, then the vesting of such Award shall accelerate and all restrictions shall lapse as of immediately prior to the Change of Control, and (i) in the case of an outstanding Option or Stock Appreciation Right, such Award shall be exercisable as of immediately prior to such Change of Control, or (ii) in the case of an Award other than an Option or a Stock Appreciation Right, such Award shall be settled or otherwise paid to the applicable Participant as soon as practicable following such vesting (but in no event later than 60 days following such vesting). For purposes of determining vesting and payment under this Section 11(b), all performance criteria shall be deemed achieved at the greater of (A) target levels of achievement and (B) actual levels of achievement determined by the Administrator in its sole discretion as of the date of the Change of Control. Notwithstanding any provision of this Section 11(b), unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall vest and cease to be forfeitable but shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control. Notwithstanding any other provision of the Plan, the Administrator, in its discretion, may determine that, upon the occurrence of a Change of Control, (x) each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each share of Common Stock subject to such Option or Stock Appreciation Right, an amount equal to the excess of the fair market value (as determined by the Administrator, in its discretion, in a manner that complies with Section 409A of the Code) of such share of Common Stock immediately prior to the occurrence of such Change of Control over the Option Exercise Price and/or SAR Exercise Price, as applicable; such amount to be payable in cash, in one or more kinds of stock or property

(including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Administrator, in its discretion, shall determine and (y) each Option and Stock Appreciation Right outstanding at such time with an exercise price per share of Common Stock that exceeds the fair market value (as determined by the Administrator, in its discretion, in a manner that complies with Section 409A of the Code) of such share of Common Stock immediately prior to the occurrence of such Change of Control shall be canceled for no consideration.
12.COMPENSATION RECOUPMENT POLICY.
Subject to the terms and conditions of the Plan, the Administrator may provide that any Participant and/or any Award, including any shares of Common Stock subject to an Award, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Corporation from time to time or otherwise required by applicable law, regulation or stock exchange listing requirement.
13.CONDITIONS AND RESTRICTIONS UPON SECURITIES SUBJECT TO AWARDS.
The Administrator may provide that the shares of Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares of Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of shares of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants and holders of other equity compensation arrangements of the Corporation, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring that shares of Common Stock be sold on the open market or to the Corporation in order to satisfy tax withholding or other obligations.
14.COMPLIANCE WITH LAWS AND REGULATIONS.
(a)General. The Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver shares of Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Corporation and its Subsidiaries and Affiliates shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option or Stock Appreciation Right shall be exercisable and no shares of Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares of Common Stock underlying such Option, Stock Appreciation Right or other Award is effective and current or the Corporation has determined that such registration is unnecessary.
(b)Non-United States Participants. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Corporation’s obligations with respect to tax equalization for Participants employed or providing services outside their home country, and may prescribe, amend and rescind rules and regulations (and may delegate its authority hereunder) relating to country-specific sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws.
15.TRANSFERABILITY.
Unless otherwise determined by the Administrator, each Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.
16.WITHHOLDING TAXES.
To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Corporation, any withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of shares of Common Stock issued under an Incentive Stock Option, the vesting or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award, the Participant shall notify the Corporation of such election within 10 calendar days after filing notice of the election with the U.S. Internal Revenue Service. The Corporation and its Subsidiaries and Affiliates shall not be required to issue shares of Common Stock, make any payment or to recognize the transfer or disposition of shares of Common Stock until all such obligations are satisfied. To the extent permitted or required by the Administrator, any withholding tax obligations (in each case, up to the maximum statutory tax rates in the applicable jurisdiction or jurisdictions, as determined by the Administrator) may or shall be satisfied by (a) the Corporation withholding cash from any compensation otherwise payable to or for the benefit of a Participant, (b) the Corporation withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other Award held by the Participant, (c) by the Participant tendering to the Corporation cash (by check or wire transfer) or, if allowed by the Administrator, shares of Common Stock, (d) withholding from proceeds from the sale of shares of Common Stock issued to a Participant under such Award, either through a voluntary sale or a mandatory sale arranged by the Corporation or (e) any other method determined by the Administrator that is permissible under applicable law.
17.MISCELLANEOUS PROVISIONS.
(a)Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until the Participant becomes registered as a holder of Common Stock on the records of the Corporation and/or any transfer agent or other administrator designated by the Corporation from time to time.
(b)No Loans. No loans from the Corporation or any of its Subsidiaries or Affiliates to Participants shall be permitted in connection with the Plan.
(c)Currency and Other Restrictions. The obligations of the Corporation to make delivery of Awards in cash or Common Stock shall be subject to currency and other restrictions imposed by any government.
(d)No Rights to Employment or Service; No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Corporation or any of its Subsidiaries or Affiliates, and the Plan shall not interfere with or limit in any way the right of the Corporation or any of its Subsidiaries or Affiliates to terminate any person’s employment or service at any time. Except as set forth herein, no employee, independent contractor, consultant or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award shall be exclusively governed by the terms and conditions of the Plan, including the right reserved by the Corporation to amend or cancel the Plan at any time without the Corporation incurring liability to the Participant (except, to the extent that the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment or service, or by accepting or being granted Awards under the Plan, to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules and regulations applicable to the ownership of Options, Stock Appreciation Rights and shares of Common Stock and the exercise of Options and Stock Appreciation Rights, including currency and exchange laws, rules and regulations.

(e)Beneficiary Designation. To the extent allowed by the Administrator, and subject to applicable law, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Administrator determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and shall be effective only when filed by the Participant with the Corporation or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
(f)Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Corporation and shall not be charged to any Award or to any Participant.
(g)Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Administrator may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.
(h)Funding of Plan. The Plan is intended to be an unfunded plan. The Corporation shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participants are and shall at all times be general creditors of the Corporation with respect to their Awards. If the Administrator or the Corporation chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Corporation in the event of its bankruptcy or insolvency.
(i)Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Corporation.
(j)Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine and the neuter, any feminine term used herein shall include the masculine and the neuter, and the plural shall include the singular and the singular shall include the plural.
(k)Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(l)Rules of Construction. Whenever any provision of the Plan refers to any law, rule or regulation, such provision shall be deemed to refer to the law, rule or regulation currently in effect and, when and if such law, rule or regulation is subsequently amended or replaced, to the amended or successor law, rule or regulation. The term “including” shall be deemed to include the words “including without limitation”.

(m)No Liability of the Corporation. Neither the Corporation nor any of its Subsidiaries or Affiliates in existence or hereafter in existence shall be liable to a Participant or any other person with respect to: (i) the non-issuance or sale of shares of Common Stock as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; or (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.
(n)Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
(o)Section 409A. The Plan, as well as any Awards granted under the Plan, are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment or service with the Corporation and its Subsidiaries and Affiliates for purposes of the Plan and no payment shall be due to a Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Corporation and its Subsidiaries and Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Corporation and its Subsidiaries and Affiliates) are payable upon a separation from service and the applicable Participant is a “specified employee” with respect to the Corporation for purposes of Section 409A of the Code, and to the extent necessary to avoid the imposition of any additional tax imposed under Section 409A of the Code, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Administrator shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any deferred amounts; provided that such distributions meet the requirements of Treas. Reg. Section 1.409A-3(j)(4). The Corporation makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

(p)Governing Law. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles, except to the extent superseded by federal law.
18.EFFECTIVE DATE, AMENDMENTS AND TERMINATION.
(a)Effective Date. The Plan was approved on April 20, 2023, and was adopted and effective as of May 8, 2023 (the “Effective Date”).
(b)Amendments. The Administrator may at any time terminate or from time to time amend the Plan in whole or in part or alter any Award Agreement or other document evidencing an Award, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment except to the extent that the Administrator reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of the Code (and the regulations thereunder) pertaining to the deferral of compensation) or rules and regulations (including the rules and regulations of any stock exchange on which Common Stock is listed or quoted) or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard. Notwithstanding the foregoing, unless the Corporation’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would (i) increase the maximum number of shares of Common Stock that may be issued under the Plan (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) change the class of Eligible Participants, (iv) reduce the exercise price of outstanding Options and Stock Appreciation Rights or (v) otherwise require shareholder approval pursuant to the Plan, applicable law or the rules of the principal securities exchange on which shares of Common Stock are traded in order to be effective.
(c)Termination. No Awards shall be made under the Plan after the 10th anniversary of the Effective Date or such earlier date as the Board may determine. The expiration of the Administrator’s authority to grant Awards under the Plan shall not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.
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